UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 3, 2011

STEELE RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3081 Alhambra Drive, Suite 208 Cameron Park, California	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On February 20, 2011 Innocent Inc. (“INCT”) and Steele Resources, Inc. (“SRI”), a wholly-owned subsidiary of Steele Resources Corporation (“SRC”), entered into a definitive Joint Venture Agreement (the “JVAgreement”) relating to the Mineral Hill Mining Project for which SRI has leased the mineral exploration rights. Pursuant to the JVAgreement INCT agreed to provide $1,000,000 of funding upon signing the JV Agreement and up to an additional $4,000,000 to fund the exploration and development of the Mineral Hill Mining Project. The initial $1,000,000 of funding by INCT included providing an initial $550,000 to close the Pony Project and the A&P Project (together representing the Mineral Hill Mining Project) and for working capital. On February 16, 2011 INCT provided $290,000 to close the Pony Project lease and on March 23, 2011 INCT, through one of its investors, completed its second funding to the Joint Venture in the amount of $250,000 with the proceeds being used to close the A&P Lease and for working capital. In addition, INCT was to fund the additional $460,000 upon signing the JV Agreement. The JV Agreement provided that if INCT provided at least $1,000,000, then SRC would agree to match INCT’s investment up to $5,000,000 thus providing up to an aggregate of $10,000,000 to explore and, if warranted, develop the Mineral Hill Mining Project. Under the terms of the JV Agreement INCT and SRC would each own 50% of the Joint Venture however the percentage ownership would be reduced by 10% for each $1,000,000 a party failed to contribute to the Joint Venture.

On April 14, 2011 SRI sent a default notice to INCT regarding the failure to provide the additional $460,000 to complete INCT’s initial capital contribution of $1,000,000 pursuant to the JV Agreement. INCT has acknowledged that a balance of $460,000 remains of the initial $1,000,000 funding obligation. In subsequent discussions, the parties agreed on May 2, 2011 that SRI would not pursue its default remedies and will grant additional time for INCT to complete its funding commitment so long has INCT is making good faith efforts to complete its funding obligations under the JV Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2011	STEELE RESOURCES CORPORATION

By: /s/ David Bridgeford
David Bridgeford, Chief Financial Officer

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